UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.)*


Sitestar Corporation

--------------------------------

(Name of Issuer)





COMMON STOCK, PAR VALUE $0.001 PER SHARE

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(Title of Class of Securities)




82980W101

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(CUSIP Number)




November 7, 2016 -- This Schedule 13G is filed pursuant to Rule
13d-1(h) and constitutes an amendment to our previously filed
Scheduled 13D pursuant to 13d-2(a).

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(Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] rule 13d-1(d)

*The remainder of this cover page shall be filled out for a

reporting person's initial filing on this form with respect

to the subject class of securities, and for any subsequent

amendment containing information which would alter disclosures provided in a prior cover page.



The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the

Securities Exchange Act of 1934 or otherwise subject to the

liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)









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1.       Name of Reporting Person



         Alesia Value Fund LLC



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2.       Check the Appropriate Box                         (a)     [_]

         if a Member of a Group                            (b)     [_]



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3.       S.E.C. Use Only



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4.      Citizenship or Place of Organization



	California

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Number of Shares        (5)     Sole Voting Power          0

Beneficially            (6)     Shared Voting Power        13,342,663

Owned by Each           (7)     Sole Dispositive Power     0

Reporting Person        (8)    	Shared Dispositive Power   13,342,663



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9.     Aggregate Amount Beneficially Owned by Each Reporting Person



       13,342,663

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10.    Check if the Aggregate Amount in Row (9) Excludes Certain

       Shares



      [_]

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11.    Percent of Class Represented by Amount in Row 9



       7.0%

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12.    Type of Reporting Person

       OO



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1.       Name of Reporting Person



         Alesia Asset Management LLC



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2.       Check the Appropriate Box                         (a)     [_]

         if a Member of a Group                            (b)     [_]



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3.       S.E.C. Use Only



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4.      Citizenship or Place of Organization



	California

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Number of Shares        (5)     Sole Voting Power          0

Beneficially            (6)     Shared Voting Power        13,342,663

Owned by Each           (7)     Sole Dispositive Power     0

Reporting Person        (8)    	Shared Dispositive Power   13,342,663



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9.     Aggregate Amount Beneficially Owned by Each Reporting Person



       13,342,663

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10.    Check if the Aggregate Amount in Row (9) Excludes Certain

       Shares



      [_]

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11.    Percent of Class Represented by Amount in Row 9



       7.0%

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12.    Type of Reporting Person

       IA



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1.       Name of Reporting Person



         Christopher E. Olin



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2.       Check the Appropriate Box                         (a)     [_]

         if a Member of a Group                            (b)     [_]



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3.       S.E.C. Use Only



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4.      Citizenship or Place of Organization



	United States of America

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Number of Shares        (5)     Sole Voting Power          520,833

Beneficially            (6)     Shared Voting Power        13,342,663

Owned by Each           (7)     Sole Dispositive Power     520,833

Reporting Person        (8)    	Shared Dispositive Power   13,342,663



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9.     Aggregate Amount Beneficially Owned by Each Reporting Person



       13,863,496

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10.    Check if the Aggregate Amount in Row (9) Excludes Certain

       Shares



      [_]

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11.    Percent of Class Represented by Amount in Row 9



       7.3%

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12.    Type of Reporting Person

       IN



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Item 1(a) Name of Issuer:
	  Sitestar Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:

	  4026 Wards Drive, Suite G1 #271

	  Lynchburg, VA 24502


Item 2(a) Name of Persons Filing:
	  Alesia Value Fund LLC
	  Alesia Asset Management LLC
	  Christopher E. Olin

Item 2(b) Address of the Principal Office or, if none, Residence:
	  22287 Mulholland Highway, Suite 180
          Calabasas, CA 91302

Item 2(c) Citizenship:
	  California
	  United States of America

Item 2(d) Title of Class of Securities:
	  Common Stock

Item 2(e) CUSIP Number:
	  82980W101

Item 3. If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

	  (e)	[X] An investment advisor in accordance with
		section 240.13d-1(b)(1)(ii)(E)

Item 4. Ownership:
	  (a) Amount Beneficially Owned:
	      13,863,496

	  (b) Percent of Class:
	      7.3%


	  (c) Number of shares as which such person has:

	    (i) sole power to vote or direct the vote: 	    520,833

	   (ii) shared power to vote or direct the vote: 13,342,663

	  (iii) sole power to dispose or to direct the disposition
		of:					    520,833

	   (iv) shared power to dispose or to direct the
		disposition of:				 13,342,663

Item 5. Ownership of Five Percent or Less of a Class: If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another
Person:

	Not applicable.

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company:

	Not applicable.

Item 8. Indentification and Classification of Members of the Group:

	Not applicable.

Item 9. Notice of Dissolution of a Group:

	Not applicable.

Item 10. Certifications:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transactions having that purpose or effect, other than activities solely in connection with a nomination under section 240.14a-11.


SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief,

I certify that the information set forth in this statement is true,

complete and correct.







Date: November 10, 2016

Alesia Value Fund LLC
By: Alesia Asset Management LLC
its managing member


/s/ Christopher E. Olin
-------------------------------
Name: Christopher E. Olin
Title: Managing Member
Alesia Asset Management LLC


/s/ Christopher E. Olin
-------------------------------
Christopher E. Olin, individually